UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2007 (April 11, 2007)

GateHouse Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33091	36-4197635
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 WillowBrook Office Park, Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (585) 598-0030

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement

The descriptions of the Bridge Agreement and the Pledge Agreement, each as set forth in Item 2.03 of this report, are incorporated herein by reference.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under and Off-Balance Sheet Arrangement of a Registrant

On April 11, 2007, GateHouse Media, Inc. (“GHS”) entered into a Bridge Credit Agreement (the “Bridge Agreement”) with a syndicate of financial institutions with Wachovia Investment Holdings, LLC, as administrative agent. The following is a summary of the material terms of the Bridge Agreement. This summary does not include all of the provisions of our Bridge Agreement. The Bridge Agreement is included as exhibit to this Current Report on Form 8-K. Reference is made to that document for a detailed description of the provisions summarized below.

The Bridge Agreement provides for a $300 million term loan facility that matures on April 11, 2015 (the “Bridge Loan”). GHS may use the proceeds of the loan facility to (a) partly finance the acquisitions (the “Acquisitions”) of (i) the assets of the following Gannett properties (and their related publications): The Rockford Register-Star, the Observer-Dispatch and The Norwich Bulletin, and (ii) the capital stock and assets of Copley Midwest, and (b) pay fees and expenses incurred in connection with the Acquisitions and the Bridge Loan. The Bridge Loan will be available until May 31, 2007 in up to two draws. The Bridge Agreement is secured by a first priority security interest in all present and future capital stock of GateHouse Media Holdco, Inc. (“HoldCo”) owned by GHS and all proceeds thereof.

As of April 13, 2007, $157 million was outstanding under the Bridge Loan. Borrowings under the Bridge Agreement bear interest, at the borrower’s option, at a floating rate equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the Bridge Agreement), or the Base Rate for a Base Rate Loan (as defined in the Bridge Agreement), plus an applicable margin. During the first year of the facility, until April 11, 2008 (the “Pricing Step-Up Date”), the applicable margin for LIBOR Rate term loans and Base Rate term loans, is 1.50% and 0.50%, respectively. On the Pricing Step-Up Date and quarterly thereafter until the maturity date, the applicable margin for LIBOR Rate term loans and Base Rate term loans will be determined by reference to a pricing grid which is based upon (i) the Total Leverage Ratio (as defined in the Bridge Agreement) of GHS and (ii) the ratings provided by Moody’s Investors Service Inc. (“Moody’s”) and by Standard & Poor’s Ratings Services (“S&P”) for the Bridge Loan, or if the Bridge Loan has not been rated, for the corporate family of GHS. If the ratings for the Bridge Loan by Moody’s is at least B3 and by S&P is at least B- (or if the Bridge Loan has not been rated, the corporate family rating of GHS and its subsidiaries is at least B1 by Moody’s and at least B+ by S&P), the applicable margin for LIBOR Rate term loans and Base Rate term loans will range from 3.50% to 4.25% and 2.50% to 3.25%, respectively; otherwise the applicable margin for LIBOR Rate term loans and Base Rate term loans will range from 4.00% to 4.75% and 3.0% to 3.75%, respectively. GHS also is required to pay a quarterly commitment fee on the unused portion of the Bridge Loan, from the closing date of the Bridge Agreement until May 31, 2007, equal to 0.50%.

No principal payments are due on the Bridge Loan until the maturity date. GHS is required to prepay borrowings under the Bridge Agreement with (a) 100% of the net cash proceeds from the issuance or incurrence of debt by GHS and its restricted subsidiaries, (b) 100% of the net cash proceeds from any issuances of equity by GHS or any of its restricted subsidiaries and (c) 100% of the net cash proceeds of assets sales and dispositions by GHS and its subsidiaries, except, in the case of each of clause (a), (b) and (c), to the extent such proceeds are required to be applied to prepay indebtedness incurred under or are permitted to be reinvested under the terms of the Amended and Restated Credit Agreement, dated as of

February 27, 2007, among GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc. and certain of their subsidiaries, the lenders parties thereto and Wachovia Bank, National Association, as administrative agent. GHS may voluntarily prepay the Bridge Loan at any time. If GHS prepays the Bridge Loan before April 11, 2008, GHS will not be required to pay a prepayment premium. With respect to voluntary or mandatory prepayments in the next two years, GHS will be required to pay a premium equal to (a) 102% of the principal amount being prepaid if such prepayment is made after April 11, 2008 but on or before April 11, 2009 and (b) 101% of the principal amount being prepaid if such prepayment is made after April 11, 2009 but on or prior to April 11, 2010. No prepayment premium will be assessed thereafter.

The Bridge Agreement contains affirmative and negative covenants applicable to GHS and its restricted subsidiaries customarily found in loan agreements for similar transactions, including restrictions on their ability to incur indebtedness (which GHS’ and its subsidiaries are generally permitted to incur so long as they satisfy an incurrence test that requires them to maintain a pro forma Total Leverage Ratio of not greater than 8.25 to 1.00 and which GHS is only permitted to incur if the proceeds of such indebtedness are used to prepay the Bridge Loan), create liens on assets, engage in certain lines of business; engage in mergers or consolidations, dispose of assets, make investments or acquisitions; engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments (except that GHS is permitted to make restricted payments (including quarterly dividends) so long as, after giving effect to any such restricted payment, GHS and its subsidiaries would be able to incur an additional $1.00 of debt under the incurrence test referred to above. The Bridge Agreement also permits GHS, in certain limited circumstances, to designate subsidiaries as “unrestricted subsidiaries” which are not subject to the covenant restrictions in the Bridge Agreement. The Bridge Agreement contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; a material inaccuracy of representations and warranties; breach of covenants; failure to pay other indebtedness and cross-accelerations; a Change of Control (as defined in the Bridge Agreement); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral.

In connection with the Bridge Agreement, GHS entered into a Pledge Agreement (the “Pledge Agreement”) in favor of Wachovia Investment Holdings, LLC, as administrative agent for the banks and other financial institutions from time to time parties to the Bridge Agreement, pursuant to which GHS pledges certain assets for the benefit of the secured parties as collateral security for the payment and performance of its obligations under the Bridge Agreement. The pledged assets include, among other things (i) all present and future capital stock or other membership, equity, ownership or profits interest of GHS in all of its direct domestic restricted subsidiaries and (ii) 65% of the voting stock (and 100% of the nonvoting stock) all of present and future first-tier foreign subsidiaries.

The foregoing summary of certain provisions of the Bridge Agreement and the Pledge Agreement is qualified in its entirety by reference to the complete and Bridge Agreement filed as Exhibit 10.1 hereto, and the Pledge Agreement filed as Exhibit 10.2 hereto each of which is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Bridge Credit Agreement, dated as of April 11, 2007, among GateHouse Media, Inc., as the Company, those certain Domestic Subsidiaries of the Company from time to time Parties thereto as Guarantors, the Lenders Parties thereto, Goldman Sachs Credit Partners L.P., as Syndication Agent, Morgan Stanley Senior Funding, Inc., as Documentation Agent and Wachovia Investment Holdings, LLC, as Administrative Agent, Wachovia Capital Markets, LLC, Goldman Sachs Credit Partners L.P., and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Runners.*

10.2	Pledge Agreement, dated as of April 11, 2007, among GateHouse Media, Inc., as Pledgor and Wachovia Investment Holdings, LLC, in its capacity as Administrative Agent for the several banks and other financial institutions as may from time to time becomes parties to such Credit Agreement.*

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Reg. S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATEHOUSE MEDIA, INC.

/s/ Michael Reed
Michael Reed
Chief Executive Officer

Date: April 13, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	Bridge Credit Agreement, dated as of April 11, 2007, among GateHouse Media, Inc., as the Company, those certain Domestic Subsidiaries of the Company from time to time Parties thereto as Guarantors, the Lenders Parties thereto, Goldman Sachs Credit Partners L.P., as Syndication Agent, Morgan Stanley Senior Funding, Inc., as Documentation Agent and Wachovia Investment Holdings, LLC, as Administrative Agent, Wachovia Capital Markets, LLC, Goldman Sachs Credit Partners L.P., and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Runners.*

10.2	Pledge Agreement, dated as of April 11, 2007, among GateHouse Media, Inc., as Pledgor and Wachovia Investment Holdings, LLC in its capacity as Administrative Agent, for the several banks and other financial institutions as may from time to time becomes parties to such Credit Agreement.*

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Reg. S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.